Exhibit 99
Susquehanna Media Co. – Second Quarter 2005 Results
August 18, 2005
     York, PA – Susquehanna Media Co. (Media) reported $111.8 million consolidated revenues for its second quarter ended June 30, 2005. Revenues increased $0.5 million compared to second quarter 2004. Operating income was $18.3 million, a $6.0 million or 25% decrease from the same period in 2004. Most of the decrease in operating income was attributable to Radio’s operations and to the recognition of a $2.1 million impairment loss in Susquehanna Technologies (“SusQtech”).
     For the six months ended June 30, 2005, consolidated revenues were $209.1 million, a $10.9 million or 6% increase over the first six months of 2004. Most of the revenues increase was attributable to a full six months of the Carmel system’s operations in 2005 compared to its 2004 operations which were included from its March 9, 2004 acquisition date through June 30, 2004. Operating income was $32.3 million, a $6.0 million or 16% decrease from the same period in 2004. Operating income for the six months ended June 30, 2005 was affected primarily by the same issues as the second quarter and the inclusion of Carmel’s operating losses for a full six months in 2005.
     A $2.1 million impairment loss was recognized in second quarter 2005 related to our SusQtech operations. Certain indicators of impairment were present as of June 30, 2005. A comparison of the fair values of SusQtech’s long-lived assets to their carrying amounts resulted in the recognition of a $1.9 million goodwill impairment loss and a $0.2 million impairment loss to property, plant and equipment. Media is finalizing agreements to sell SusQtech’s assets to two parties during third quarter 2005.
     On April 20, 2005 Media announced that its corporate Parent, Susquehanna Pfaltzgraff Co. (“SPC” or “Parent”), was exploring a potential sale of Media’s principal businesses. SPC has retained UBS Securities, LLC as its exclusive financial advisor for the potential sale of Media businesses. Media will continue to operate its Radio and Cable businesses in the normal course until completion of any sales transaction.
     On January 26, 2005, the United States District Court for the Northern District of Georgia granted summary judgment in favor of Bridge Capital Investors (“BCI”), which had sued Media for $10.0 million alleging breach of contract and unjust enrichment in connection with Media’s acquisition of WHMA-FM, now WWWQ-FM located in Atlanta. The summary judgment granted BCI $10.0 million plus interest at 9% from January 22, 2001 and recovery of attorney’s costs. On February 22, 2005, Media appealed the judgment. Interest expense for the six months ended includes $0.5 million interest related to this judgment.

     On August 9, 2005, Media received a comment letter from the Securities and Exchange Commission (“SEC”) concerning its Form 10-K for Fiscal Year Ended December 31, 2004 and Form 10-Q for Fiscal Quarter Ended March 31, 2005 (“Filings”). Media believes that the comment letter was issued by the SEC in the normal course of its mandate under the Sarbanes-Oxley Act of 2002 to regularly review the periodic filings of all registrants. Media expects to respond to the comment letter on or before September 6, 2005 after carefully considering the comments and consulting with its independent accountants. Although the comment letter addresses several disclosures and certifications in the Filings, management does not expect any restatements to Media’s previously reported financial position, results of operations or cash flows.
Radio
     Second quarter 2005 revenues of $62.2 million were $2.0 million or 3% lower than second quarter 2004. Radio’s first quarter operating income was $16.8 million, a decrease of $2.5 million or 13% compared to second quarter 2004. Revenues in most markets were flat or slightly below the same quarter in 2004. The decline in operating income was directly attributable to the decline in revenues. Operating and programming expenses increased $0.7 million or 3% due primarily to scheduled sports broadcast rights increases.
     For the six months ended June 30, 2005, Radio revenues were $110.7, a $0.2 million decrease from the same period in 2004. Operating income for the six months was $26.2 million, a $1.6 million decrease from 2004. Operating and programming expenses increased $1.4 million or 4% due primarily to scheduled sports broadcast rights increases and promotion of stations’ format changes.
Cable
     Second quarter 2005 revenues totaled $48.8 million, a $2.2 million or 5% increase over second quarter 2004. Operating income of $5.7 million was a decrease of $0.8 million or 12% from 2004 to 2005. Digital video recorders (DVR) were launched during the second quarter in the York and Williamsport, Pennsylvania and Brunswick, Maine markets. The remaining markets are expected to launch DVR’s in the third quarter. After less than two months of DVR sales, penetration of DVR’s to digital customers stood at 4.2% combined for York, Williamsport and Brunswick as of June 30, 2005.
     For the six months ended June 30, 2005, Cable revenues were $96.5 million, an increase of $10.8 million from the same period in 2004. On a same systems basis (without Carmel revenues) revenues increased $3.7 million or 5% from 2004 to 2005. Operating income was $11.5 million a decrease of $1.3 million or 10% compared to the first half of 2004. The decrease in operating income is partially attributable to Carmel, which had a six months operating loss of $3.6 million in 2005 compared to a $3.0 million operating loss for the first six months of 2004. The remaining portion of the decrease was caused by increased costs of acquired programming and increased selling and marketing expenses related to increased competition and the launch of new product lines.

     Average revenue per basic customer for the first six months of 2005 was $70.66, an increase of $6.92 or 11% from the same period in 2004. Basic and expanded basic rate increases, higher revenues from Carmel customers and increased penetration of cable modem and digital video services were responsible for the higher average monthly revenue per basic subscriber.
     Cable made $13.2 million of capital expenditures during the six months ended June 30, 2005. Rebuild expenditures of $6.1 million were concentrated in our Rankin County, Mississippi system. The Rankin County rebuild is expected to be substantially complete by September 2005. Media expects the upgrade of the Brunswick area to be complete by December 31, 2005. Commercial and residential line extension expenditures were approximately $2.3 million, customer premise equipment expenditures were $2.0 million, and scaleable infrastructure expenditures were $1.6 million for the six months ended June 30, 2005.
Debt Covenant Compliance
     Media was in compliance with all its debt covenants as of June 30, 2005. Certain loan covenants in our credit facilities and senior subordinated debt utilize a defined term, Consolidated EBITDA or EBITDA, to compute covenant compliance items such as fixed charge coverage ratio.
     The indenture that governs our senior subordinated notes contain covenants which determine compliance based on a financial measure called “Consolidated EBITDA”. Additionally, our credit facilities contain certain covenants in which compliance is measured by computations substantially similar to those used in determining Consolidated EBITDA. Consolidated EBITDA is defined as net income before income taxes, minority interest, interest expense, (net of interest income), depreciation and amortization, employee stock ownership plan (“ESOP”) expense, non-cash credits and charges, extraordinary, non-recurring or unusual items, and any gain or loss on the disposal of assets. Mathematically, Consolidated EBITDA is equivalent to operating income plus depreciation and amortization and ESOP expense, adjusted further for non-cash credits and charges, extraordinary, non-recurring or unusual items, and any gain or loss on the disposal of assets.
     Although Consolidated EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, we believe that Consolidated EBITDA is a meaningful measure of performance because it is commonly used in the radio and cable television industries to analyze and compare radio and cable television companies on the basis of operating performance, leverage and liquidity.
     Consolidated EBITDA should not be considered in isolation or as a substitute for or an alternative to net income, cash flow from operating activities or other operating or cash flow data prepared in accordance with GAAP. Consolidated EBITDA should not be considered as alternative measure of a company’s operating performance or liquidity.

Consolidated EBITDA, as presented, may not be comparable to EBITDA or other similarly titled measures that may be used by other companies.
     For the three and six months ended June 30, 2005 and 2004, Consolidated EBITDA may be calculated as follows:
Three months ended June 30, 2005:

(in millions)	Radio	Cable	Other	Total
Operating income	$16.8	$5.7	$(4.2)	$18.3
Depreciation and amortization	1.6	9.4	0.2	11.2
Impairment loss	0.0	0.0	2.1	2.1
Allocated ESOP expense	2.5	1.0	0.1	3.6

Consolidated EBITDA	$20.9	$16.1	$(1.8)	$35.2

Three months ended June 30, 2004:

(in millions)	Radio	Cable	Other	Total
Operating income	$19.3	$6.5	$(1.5)	$24.3
Depreciation and amortization	1.8	9.4	0.1	11.3
Allocated ESOP expense	2.3	1.0	0.0	3.3

Consolidated EBITDA	$23.4	$16.9	$(1.4)	$38.9

Six months ended June 30, 2005:

(in millions)	Radio	Cable	Other	Total
Operating income	$26.2	$11.5	$(5.4)	$32.3
Depreciation and amortization	3.2	19.1	0.4	22.7
Impairment loss	0.0	0.0	2.1	2.1
Allocated ESOP expense	4.7	1.9	0.1	6.7

Consolidated EBITDA	$34.1	$32.5	$(2.8)	$63.8

Six months ended June 30, 2004:

(in millions)	Radio	Cable	Other	Total
Operating income	$27.8	$12.8	$(2.3)	$38.3
Depreciation and amortization	3.4	16.6	0.2	20.2
Allocated ESOP expense	4.4	1.8	0.1	6.3

Consolidated EBITDA	$35.6	$31.2	$(2.0)	$64.8

General
     Attached for your review is a schedule of unaudited selected financial information for the quarters and six months ended June 30, 2005 and 2004.
Conference Call
     A conference call is scheduled to review Susquehanna Media Co.’s second quarter 2005 results on Friday, August 19, 2005 at 11:00 am EDT. To participate in this conference call, please dial (877) 326-2337. The participant code is 7055494.
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Some of the statements in this report constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as “believes,” “expects,” “may,” “will,” “should,” or “anticipates” or the negative thereof or other variations thereof or comparable terminology, or by discussion of strategies, each of which involves risks and uncertainties. All statements other than historical facts included herein, including those regarding market trends, Media’s financial position, business strategy, projected plans, estimated impact of accounting treatment changes, estimated SEC filing dates, and objectives of management for future operations, and the potential sale of Media’s businesses are forward-looking statements. Many of these risks are discussed in Media’s Annual Report on Form 10-K for the year ended December 31, 2004. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of Media to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, but are not limited to, general economic and business conditions (both nationally and in Media’s markets), the outcome of the potential sale of our Radio and Cable businesses, interest rate movements, terrorists’ acts or adverse reactions to United States anti-terrorism activities, the amount and timing of compensation charges, our ability to service our outstanding indebtedness and the impact such indebtedness may have on the way we operate our businesses, changes in accounting principles generally accepted in the United States of America and changes in SEC rules and regulations, advances in technology and our ability to capitalize on such advances, decreases in our customers’ advertising and entertainment expenditures, acquisition opportunities and Media’s ability to integrate successfully any such acquisitions, our ability to successfully enter new lines of business, from time to time, such as telephony, meet expectations and estimates concerning future financial performance, financing plans, the impact of competition, existing and future regulations affecting Media’s business, possible nonrenewal of cable franchises, and other factors over which Media may have little or no control.

Susquehanna Media Co. and Subsidiaries
Selected Financial Information
(dollars in thousands, except Cable Operating Data)

	Three Months Ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004
Income Statement Data:
Revenues:
Radio	$62,207	$64,233	$110,665	$110,912
Cable	48,807	46,590	96,539	85,701
Internet	771	496	1,888	1,567

Total	111,785	111,319	209,092	198,180
Operating Income (1)
Radio	16,800	19,279	26,182	27,782
Cable	5,680	6,434	11,493	12,778
Internet and other	(4,175)	(1,328)	(5,380)	(2,237)

Total	18,305	24,385	32,295	38,323
Depreciation and amortization
Radio	1,602	1,745	3,207	3,410
Cable	9,382	9,373	19,132	16,585
Internet and other	169	102	333	191

Total	11,153	11,220	22,672	20,186
Other Financial Data:
ESOP expense
Radio	2,543	2,291	4,690	4,425
Cable	965	903	1,907	1,726
Internet and other	87	52	140	105

Total	3,595	3,246	6,737	6,256
Cable performance share plan revaluation (1)	1,152	1,475	1,152	1,475
Impairment loss (2)	2,131	—	2,131	—
Interest expense, net	9,016	7,990	15,992	16,833
Interest income from loans to Parent (3)	1,585	1,656	3,153	3,312
Capital expenditures	6,902	11,394	14,438	16,739
Total Long-term debt			576,977	630,249
Cable Operating Data:
Homes passed			360,191	350,865
Total customers (4)			232,557	235,245
Total customer penetration (5)			64.6%	67.0%
Basic video subscribers			226,117	232,746
Internal growth of subscribers (6)			-1.6%	-0.9%
Basic video penetration (7)			62.8%	66.3%
Digital customers (8)			60,923	57,637
Digital customer penetration (9)			26.9%	24.8%
Cable modems (10)			72,000	58,773
Cable modem penetration (11)			20.8%	18.9%
Average monthly revenue per basic subscriber (12)			$70.66	$63.74
Cable capital expenditures (in thousands)			$13,164	$14,773

(1)	Operating income in 2005 includes $680,000, $452,000 and $20,000 of compensation expense in the Cable, Other and Radio segments, respectively, compared to expense in 2004 of $901,000, $557,000 and $24,000 for the Cable, Other and Radio segments, respectively related to the Cable Performance Share Plan.
(2)	Impairment loss on goodwill and property, plant and equipment of Susquehanna Technologies (SusQtech).
(3)	Interest income on loans by Media to its Parent used to fund its ESOP.
(4)	Total customers represent the sum of basic video customers and cable modem only customers.
(5)	Total customer penetration represents total customers as a percentage of homes passed.
(6)	Internal growth of subscribers represents the year to date percentage change in subscribers excluding acquisitions.
(7)	Basic video penetration represents basic subscribers as a percentage of homes passed.
(8)	Digital customers represents the aggregate number of customer homes that subscribe to digital service.
(9)	Digital customer penetration represents digital customers as a percentage of basic subscribers.
(10)	Cable modems represents the aggregate number of cable modems that are billed for service.
(11)	Cable modem penetration represents cable modems as a percentage of homes passed available for two-way services.
(12)	Average monthly revenue per basic subscriber represents revenues divided by the weighted average number of subscribers for the period.